As filed with the Securities and Exchange Commission on February 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDi CORP.

(Exact name of registrant as specified in its charter)

Delaware	06-1576013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1220 Simon Circle Anaheim, California	92806 (Zip Code)
(Address of Principal Executive Offices)

DDi Corp. 2003 Management Equity Incentive Plan

(Full title of the plan)

Timothy J. Donnelly

1220 Simon Circle

Anaheim, CA 92806

(714) 688-7200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Eva H. Davis

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, California 90017

(213) 680-8400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	6,190,120 shares	$6.18(1)	$38,254,941.60	$4,846.90

(1)	The offering price per share and the aggregate offering price have been computed pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”) based on the weighted average of the applicable purchase price or exercise price of the following securities: (i) 1,250,000 shares of restricted Common Stock approved for grant to employees on December 19, 2003 pursuant to the DDi Corp. 2003 Management Equity Incentive Plan (the “2003 Plan”); (ii) Tranche A Stock Options and Tranche B Stock Options exercisable for up to 2,418,758 shares of Common Stock approved for grant to employees on December 19, 2003 under the 2003 Plan; and (iii) Tranche A Stock Options and Tranche B Stock Options exercisable for up to 2,521,362 shares of Common Stock authorized but not yet granted under the 2003 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge by contacting Investor Relations, DDi Corp., 1220 Simon Circle, Anaheim, California 92806, telephone (714) 688-7200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by DDi Corp. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)    The Company’s Proxy Statement on Schedule 14A dated October 3, 2002;

(c)    The Company’s Current Reports on Form 8-K dated April 1, 2003, April 10, 2003, May 13, 2003, May 14, 2003, August 20, 2003, August 20, 2003, August 30, 2003, November 14, 2003, December 2, 2003, December 2, 2003 and December 17, 2003;

(d)    The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

(e)    The description of the Company’s common stock, par value $0.001 per share, contained in Item 1 of the Company’s Registration Statement on Form 8-A/A filed with the Commission pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), on January 20, 2004.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation provides that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

The Company’s Certificate of Incorporation further provides that the Company shall, to the maximum extent permitted under the General Corporation Law of the State of Delaware and except as set forth below, indemnify, hold harmless and, upon request, advance expenses to each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this paragraph, the Company shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Company.

Item 7.    Exemption from Registration Claimed. Not applicable.

Item 8.    Exhibits.

Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 in DDi Corp’s Current Report on Form 8-K, as filed with the Commission on December 17, 2003 (File No. 000-30241).

4.2	Bylaws of the Company, incorporated by reference to Exhibit 1.1 in DDi Corp’s Form 8-A/A, as filed with the Commission on January 20, 2004 (File No. 000-30241).

4.3	2003 Management Equity Incentive Plan.

4.4	Form of Stock Option Agreement (2003 Management Equity Incentive Plan).

4.5	Form of Restricted Stock Agreement (2003 Management Equity Incentive Plan)

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of the Company for the year ended December 31, 2002.

23.2	Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company (included on signature page).

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on this 13th day of February, 2004.

DDi CORP.

By:	/s/ BRUCE MCMASTER

Bruce McMaster President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Gisch and Timothy Donnelly, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 13, 2004.

Signature	Title

/s/ BRUCE MCMASTER Bruce McMaster	President, Chief Executive Officer and Director

/s/ JOSEPH GISCH Joseph Gisch	Chief Financial Officer

/s/ REBECCA YANG Rebecca Yang	Controller

/s/ DAVID BLAIR David Blair	Director

/s/ ROBERT AMMAN Robert Amman	Director

/s/ ROBERT GUEZURAGA Robert Guezuraga	Director

/s/ JAY HUNT Jay Hunt	Director

/s/ ANDREW LIETZ Andrew Lietz	Director

/s/ CARL VERTUCA Carl Vertuca	Director

EXHIBIT INDEX

Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 in DDi Corp’s Current Report on Form 8-K, as filed with the Commission on December 17, 2003 (File No. 000-30241).

4.2	Bylaws of the Company, incorporated by reference to Exhibit 1.1 in DDi Corp’s Form 8-A/A, as filed with the Commission on January 20, 2004 (File No. 000-30241).

4.3	2003 Management Equity Incentive Plan.

4.4	Form of Stock Option Agreement (2003 Management Equity Incentive Plan).

4.5	Form of Restricted Stock Agreement (2003 Management Equity Incentive Plan)

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of the Company for the year ended December 31, 2002.

23.2	Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company (included on signature page).